Quanex Building Products	Exhibit 99.1

Quanex Building Products Corporation
Lowers Guidance for Fiscal First Quarter 2009

Houston, Texas, January 26, 2009 – Quanex Building Products Corporation (NYSE:NX) today announced that it is lowering its previous guidance due to a further drop in demand during the latter half of its fiscal first quarter ending January 2009. Based upon the current market environment, the company now expects to report an operating loss between $12 million and $15 million. This compares to guidance given on December 4, 2008, which indicated a loss between $7 million and $11 million. The company also indicated it is performing interim testing of its intangible assets, including goodwill, during the quarter. Guidance excludes corporate expenses and any charges that could arise as a result of the interim impairment testing.

Both of the company’s segments, Engineered Products and Aluminum Sheet Products, are expected to post greater losses than previously anticipated due to the ongoing deterioration in US housing starts. The biggest change is expected at Aluminum Sheet Products because of a significant drop in demand and a narrower price spread. Shipped pounds in the quarter are now expected to be down about 35% compared to the fiscal first quarter of 2008, and December was particularly weak with volumes off approximately 45% compared to December 2007. Price spread will be even tighter than expected due primarily to the rapid fall in aluminum prices. In response to these market conditions, Nichols Aluminum eliminated a full shift at its casting facility this month and continues to operate the facility only 5 days a week, instead of its usual 7 days. In addition, the rolling capacity at its Alabama facility has remained idle since October 2008. At Engineered Products, reductions in the workforce are ongoing as the segment continues to size itself to current market demand.

Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and programs and strategic acquisitions.

Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s most recent 10-K filing on December 18, 2008, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein.

Financial Contact: Jeff Galow, 713-877-5327
Media Contact: Valerie Calvert, 713-877-5305

For general information about Quanex, visit our website at www.quanex.com.

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